Exhibit 99.1

                          Image Entertainment Special
                       Committee Engages the Salter Group


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Sept. 19, 2005--
Image Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced that the Special Committee of its Board of Directors has engaged The Salter Group to provide independent financial advisory services in connection with evaluating the unsolicited proposal from Lions Gate Entertainment Corp. (NYSE: LGF) to enter into a negotiated strategic transaction to acquire all of Image's stock, as well as other potential alternatives to maximize shareholder value.

    About The Salter Group:

    The Salter Group was formed in 2003 as an independent financial and strategic advisory firm, with a specialty in entertainment and media, offering forecasting, valuation, transaction support and other advisory services to its clients. With more than 1,700 engagements representing $55 billion plus in asset values, The Salter Group is uniquely positioned to serve its diverse clients throughout the world. The Salter Group's professionals enjoy a reputation for innovative strategic planning, superior statistical and competitive analyses, exceptional industry and financial relationships and leading-edge strategic alternative development and transaction structuring. The Salter Group is headquartered in Los Angeles with affiliates in New York, Paris and Tokyo.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and 175 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


    CONTACT: MKR Group, LLC
             Investor Relations:
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com or
             Corporate/Press Contact:
             The Honig Company, Inc.
             Steve Honig, 310-246-1801
             press@honigcompany.com